SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 18, 2014
Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34906 (Commission File Number)	14-1972231 (IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL	32217

Registrant’s telephone number including area code:  (904) 737-0811
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On April 23, 2014, the Company announced that it had retained Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) as its financial advisor and/or placement agent to provide financial advisory and investment banking services and to assist the Company in analyzing and considering a wide range of financing, transactional and strategic alternatives. The Company can give no assurance that a transaction of any kind will occur. The Company does not intend to disclose developments regarding the consideration of financing, transactional and strategic alternatives unless and until the Company’s board of directors has approved a specific transaction.
A copy of the press release announcing the retention of Houlihan Lokey is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
In connection with the Company’s exploration and evaluation of financing, transactional and strategic alternatives, the Board formed a special committee (the “Special Committee”). The Special Committee is comprised of all the independent directors of the Company and was constituted by the Board to, among other things, (a) identify, evaluate and select a financial advisor (which led to the engagement described above); (b) seek potential sources of additional liquidity for the Company (which helped bring about our previously disclosed transaction with Crystal Financial Corp.); (c) independently evaluate and seek to achieve the best value for all of the Company’s stockholders with respect to any financing, transactional and strategic alternatives that may be proposed by parties interested in entering into a transaction with the Company; and (d) solicit, explore, review, analyze and independently evaluate financing, transactional and strategic alternatives available to the Company for maximizing stockholder value.
Item 9.01:    Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1    Press release of Body Central Corp. dated April 23, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BODY CENTRAL CORP.
(registrant)

By:	/s/ Timothy J. Benson
Timothy J. Benson
Senior Vice President, Finance and Secretary
April 23, 2014